EXHIBIT 99.1

Approved:	Gary H. Schoenfeld President and Chief Executive Officer (562) 565-8267

Contact:	Chad A. Jacobs/Brendon E. Frey Integrated Corporate Relations (203) 222-9013

VANS, INC. REPORTS SECOND QUARTER SALES AND EARNINGS

Santa Fe Springs, California, December 19, 2002 —Vans, Inc. (Nasdaq: VANS) today announced financial results for the second quarter of fiscal 2003 ended November 30, 2002.

               Net sales for the quarter were $60.6 million compared to $68.3 million in the second quarter of last year. The Company reported a net loss of $3.7 million, or ($0.20) per diluted share for the quarter versus net income of $0.5 million, or $0.03 per diluted share in the same period a year ago. Net sales for the first six months of fiscal 2003 were $185.2 million compared to net sales of $186.4 million for the same period a year ago. Net income was $1.8 million, or $0.10 per diluted share versus $11.9 million, or $0.64 per diluted share in the corresponding period of fiscal 2002.

               For the second quarter, total U.S. sales, including sales through Vans’ U.S. retail stores, were $42.2 million, versus $49.2 million for the same period a year ago. Sales through the Company’s U.S. retail stores decreased 0.7% to $23.0 million in the second quarter of fiscal 2003, from $23.1 million in the second quarter of fiscal 2002. Comparable store sales for the second quarter declined 9.3% versus the same period last year. U.S. wholesale sales in the second quarter were $19.2 million, versus $26.1 million a year ago. Total international sales were $18.4 million, down 3.8% from $19.1 million a year ago.

“Although our business in the U.S. has continued to be impacted by the changing trends in the athletic footwear market, our international business remains solid, up 8% excluding Argentina and Brazil, led by particular strength in the U.K. and France,” stated Gary H. Schoenfeld, President and Chief Executive Officer. “With regard to our retail operations, a significant part of our comp store decline during the quarter was a function of being underinventoried, particularly in the areas of apparel, accessories and skate hardgoods.”

               Gross margins for the quarter decreased 80 basis points to 47.9% vs. 48.7% a year ago. Operating expenses increased by 7% from $31.9 million to $34.1 million, primarily due to a $2.3 million increase in retail expenses which includes three additional skateparks and eleven new stores. Inventory decreased $9.5 million to $45.8 million from $55.3 million year-over-year and the Company’s balance sheet remains strong with $57.6 million in cash and marketable securities.

The Company stated that for the third quarter of fiscal 2003 it expects sales in the range of $82 to $85 million and that it remains comfortable with the third quarter First Call earnings per share consensus estimate of $0.03.*

               Mr. Schoenfeld concluded, “As we look out to the remainder of this year and into fiscal 2004, our objectives are clear — - we need to continue to improve our product and merchandising, better align our sales and marketing efforts and rejuvenate our retail business. The marketplace has become increasingly fragmented with customers focused on different attributes ranging from brand image to performance to lifestyle and fashion. In Europe and Japan we have been successful in growing our business by competing on each of these dimensions. Our unique 36-year heritage tied to Core Sports™ and Southern California lifestyle gives us the opportunity to similarly evolve our business here in the U.S.”*

               Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,™ such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown™ Series, the VANS Warped Tour,® the VANS World Amateur Skateboarding Championships, 12 large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,® located on Mt. Hood. The Company operates 168 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports, ™ snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Mosa Extreme Sports, Inc. Vans’ Internet address is www.vans.com.

•     These are forward-looking statements about the Company’s sales and earnings for the third quarter of fiscal 2003. Actual sales and earnings results for this period may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry coupled with price compression in the industry; (ii) the continuance of downward trends in the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to regain growth in its retail business; (iv) changes in the fashion preferences of the Company’s target customers and the Company’s ability to anticipate and respond to such changes; (v) increasing competition in all lines of the Company’s business from large, well-established companies with significant financial resources and brand recognition, niche competitors who market exclusively to the Company’s target customers, and from large public skateparks which compete with the Company’s skateparks; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company’s European business; (xviii) whether the Company’s current and future skateparks can perform profitably; and (ix) whether the Company’s expense reduction initiatives are achieved. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2002, which is filed with the Securities and Exchange Commission.

(Tables to Follow)

Vans, Inc.
Unaudited Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	Nov. 30,	Dec. 1,	Nov. 30,	Dec. 1,
	2002	2001	2002	2001

Retail	$22,975	$23,135	$58,979	$56,736
National	19,243	26,075	74,812	79,247
International	18,388	19,123	51,448	50,410

	60,606	68,333	185,239	186,393
Cost of sales	31,568	35,073	104,090	97,794

Gross profit	29,038	33,260	81,149	88,599
Gross profit percentage	47.9%	48.7%	43.8%	47.5%
Operating expenses Retail	17,004	14,695	34,695	28,562
Marketing, advertising and promotion	5,757	7,085	16,479	18,356
Selling, distribution and G & A	11,147	10,105	25,889	23,886
Trademark/goodwill amortization	177	49	365	90

Total operating expenses	34,085	31,934	77,428	70,894
Operating (loss) profit	(5,047)	1,326	3,721	17,705
Operating (loss) profit percentage	-8.3%	1.9%	2.0%	9.5%
Other (income) expense, net (a)	(502)	194	260	92
Interest (income) expense, net	(157)	(575)	(425)	(711)

Other (income) expense, net	(659)	(381)	(165)	(619)
Earnings (loss) before income taxes	(4,388)	1,707	3,886	18,324
Income tax (benefit) expense	(1,316)	512	1,166	5,497
Minority share of income	594	682	965	971

Net earnings (loss)	$(3,666)	$513	$1,755	$11,856

Earnings (loss) per share information:
Basic:
Weighted average shares outstanding	17,910	17,691	18,038	17,675
Net earnings (loss) per basic share	$(0.20)	$0.03	$0.10	$0.67

Diluted:
Weighted average shares outstanding	17,910	18,258	18,184	18,450
Net earnings (loss) per diluted share	$(0.20)	$0.03	$0.10	$0.64

Footnote:

(a)	Other (income), expense consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses.

Vans, Inc.
Unaudited Consolidated Balance Sheets
(In thousands of Dollars)

	Nov. 30,	Dec. 1,
	2002	2001

ASSETS:
Current assets
Cash and cash equivalents	$54,070	$41,332
Marketable securities	3,572	12,432
Trade receivables, net	30,312	39,519
Inventory	45,849	55,278
Deferred income taxes	9,276	3,484
Other current assets	9,249	13,584

Total current assets	152,328	165,629
Property, plant and equipment, net	42,356	42,643
Intangible assets	50,547	26,407
Other assets	8,658	9,027

Total assets	$253,889	$243,706

LIABILITIES:
Accounts payable	$17,032	$9,679
Other current liabilities	6,949	5,399
Income taxes payable	6,801	9,066

Total current liabilities	30,782	24,144
Deferred income taxes	11,513	4,113
Long-term debt	3,013	2,853

Total liabilities	45,308	31,110
Minority interest	2,722	3,006
Shareholders’ equity	205,859	209,590

Total liabilities and shareholders’ equity	$253,889	$243,706